As filed with the Securities and Exchange Commission on March 13, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTELLON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5955 T.G. Lee Boulevard, Suite 600 Orlando, Florida 32822	59-2744155
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Intellon Corporation 2007 Equity Incentive Plan

(Full Title of the Plan)

Charles E. Harris

Chief Executive Officer and Chairman of the Board of Directors

Intellon Corporation

5955 T.G. Lee Boulevard,

Suite 600

Orlando, Florida 32822

(Name and Address of Agent for Service)

(407) 428-2800

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Trevor J. Chaplick, Esq.

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 400 South

Washington, DC 20004-2533

Telephone: (202) 416-6800

Facsimile: (202) 416-6899

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
2007 Equity Incentive Plan
Common Stock, par value $0.0001 per share	1,253,654 (3)(4)(5)	$1.725	$2,162,553	$84.99

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Market on March 4, 2009.
(2)	Fee calculated pursuant to Section 6(b) of the Securities Act.
(3)	Represents additional shares reserved for issuance under the Registrant’s 2007 Equity Incentive Plan pursuant to the “evergreen” provision of such plan, under which the number of shares available for issuance is increased automatically on January 1 of each year by a number equal to the lesser of (a) 2,000,000 shares, (b) 4% of the total outstanding shares of the Registrant’s common stock as of the immediately preceding December 31, or (c) such number of shares determined by the Registrant’s board of directors.
(4)	Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Registrant’s 2007 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.
(5)	To the extent outstanding awards under the Registrant’s 2007 Equity Incentive Plan expire or are canceled or terminated without having been exercised in full, the shares of the Registrant’s common stock subject to such awards will be available for future issuance under the Registrant’s 2007 Equity Incentive Plan.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Shares available for issuance under the 2007 Equity Incentive Plan for Intellon Corporation, a Delaware corporation (the “Company” or the “Registrant”), were originally registered on a Registration Statement on Form S-8 (File No. 333-151562) filed on June 10, 2008 (the “Original Form S-8”). The Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 1,253,654 shares under the Registrant’s 2007 Equity Incentive Plan, pursuant to the provision of such plan providing for an automatic increase in the number of shares reserved for issuance under the plan.

Pursuant to General Instruction E of Form S-8, the contents of the Original Form S-8, including periodic reports that the Registrant filed after the Original Form S-8 to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant, are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed on March 13, 2009 (the “Annual Report”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The section entitled “Description of Capital Stock” contained in the Registrant’s Registration Statement on Amendment No. 1 to Form 8-A, filed with the Commission pursuant to the Exchange Act on December 11, 2007.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Company discloses under Item 2.02, Item 7.01, or certain exhibits pursuant to Item 9.01, of any Current Report on Form 8-K that the Company has furnished or may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Article IX of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and Article VI of the Company’s Amended and Restated Bylaws authorize indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. Reference is made to the Registrant’s Charter and Bylaws filed as Exhibits 3.1 and 3.2 to the Annual Report, respectively.

The Registrant has entered into agreements with certain of its officers and directors that also provide for indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is made to the Registrant’s form of Indemnification Agreement filed as Exhibit 10.1 to the Annual Report. The Registrant also plans to enter into indemnification agreements with any new directors and executive officers in the future. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

The above discussion of the DGCL and of the Company’s Charter, Bylaws, and Indemnification Agreements is not intended to be exhaustive and is qualified in its entirety by such statute, Charter, Bylaws and Indemnification Agreements.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Proskauer Rose LLP.

10.1	2007 Equity Incentive Plan.

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young.

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 13th day of March, 2009.

INTELLON CORPORATION

By:	/s/ Charles E. Harris
Name:	Charles E. Harris
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Charles E. Harris and Brian T. McGee as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Charles E. Harris	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	March 13, 2009
Charles E. Harris

/s/ Brian T. McGee	Chief Financial Officer (Principal Financial and Accounting Officer)	March 13, 2009
Brian T. McGee

/s/ Walter D. Amaral	Director	March 13, 2009
Walter D. Amaral

/s/ Richard I. Goldstein	Director	March 13, 2009
Richard I. Goldstein

/s/ R. Douglas Norby	Director	March 13, 2009
R. Douglas Norby

/s/ Gary Rubinoff	Director	March 13, 2009
Gary Rubinoff

/s/ Scott B. Ungerer	Director	March 13, 2009
Scott B. Ungerer

Signature	Title	Date

/s/ James E. Vander Mey	Director	March 13, 2009
James E. Vander Mey

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Proskauer Rose LLP.

10.1	2007 Equity Incentive Plan.

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young.

24.1	Power of Attorney (included on signature page).